NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2019 Financial Results
Q3 net sales increased 21% to $377.4 million
Q3 EPS above guidance at $0.18
Raises low end of full year fiscal 2019 outlook
PHILADELPHIA, PA – (December 4, 2019) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and for the year-to-date period ended November 2, 2019.

For the third quarter ended November 2, 2019:

•	Net sales increased by 20.7% to $377.4 million from $312.8 million in the third quarter of fiscal 2018; comparable sales increased by 2.9%.

•	The Company opened 61 new stores and ended the quarter with 894 stores in 36 states. This represents an increase in stores of 20.0% from the end of the third quarter of fiscal 2018.

•
Operating income was $12.7 million compared to $15.5 million in the third quarter of fiscal 2018. As expected, operating income decreased primarily due to net unmitigated tariff costs and the timing of certain merchandise costs.

•	The effective tax rate was 24.2% compared to 18.6% in the third quarter of fiscal 2018.

•	Net income was $10.2 million compared to $13.5 million in the third quarter of fiscal 2018.

•
Diluted income per common share was $0.18 compared to $0.24 in the third quarter of fiscal 2018. The benefit from share-based accounting was less than a penny in the third quarter of fiscal 2019 compared to $0.02 in the third quarter of fiscal 2018.

•	The Company repurchased 191,367 shares at a cost of approximately $20.3 million in the third quarter of fiscal 2019.

Joel Anderson, President and CEO of Five Below, stated, “We are very pleased with our third quarter performance. Our strong top and bottom line results exceeded our expectations and were driven by continued strength from our new stores as well as broad-based performance across our worlds. We also opened a record 61 stores in diverse markets during the quarter, and have since completed our 150 planned new stores for the year.”

Mr. Anderson continued, “We are ready and excited to deliver a great holiday shopping experience for our customers. We believe our assortment of $1 to $5 items, as well as our new Ten Below Gift Shop section highlighting toys and games, reinforces our position as a go-to destination for holiday stocking stuffers and gifts at unbeatable value. We remain firmly committed to providing extreme value to our customers on fresh, high quality, trend-right products with a fun, differentiated shopping experience.”

For the year-to-date period ended November 2, 2019:

•	Net sales increased by 21.2% to $1,159.6 million from $956.9 million in the year-to-date period of fiscal 2018; comparable sales increased by 2.4%.

•	The Company opened 144 new stores compared to 120 new stores opened in the year-to-date period of fiscal 2018.

•
Operating income was $73.2 million compared to $70.7 million in the year-to-date period of fiscal 2018. As expected, operating income for the year-to-date period ended November 2, 2019 was impacted by net unmitigated tariff costs, unanniversaried tax reform-related investments incurred during the first quarter of 2019, the costs of the new Southeast distribution center, and the new lease accounting standard.

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The effective tax rate was 16.1% compared to 18.2% in the year-to-date period of fiscal 2018 reflecting the higher benefit from share-based accounting incurred during the year-to-date period ended November 2, 2019.

•	Net income was $64.7 million compared to $60.4 million in the year-to-date period of fiscal 2018.

•
Diluted income per common share was $1.15 compared to $1.07 in the year-to-date period of fiscal 2018. The benefit from share-based accounting was $0.13 in the year-to-date period of fiscal 2019 compared to $0.08 in the year-to-date period of fiscal 2018.

Fourth Quarter and Fiscal 2019 Outlook:
The Company expects the following results for the fourth quarter and full year fiscal 2019. This outlook now includes:

•
The expectation that Section 301 tariffs as currently enacted by the Office of the United States Trade Representative will remain in place on Lists 1, 2 and 3 goods at 25% and on List 4A goods at 15%, with List 4B goods at 15%, to become effective December 15, 2019.

•	The effective tax rate in fiscal 2019 is expected to be approximately 22.0%, which excludes any potential future impact from share-based accounting.

•	The diluted weighted average shares outstanding does not include any potential future impact from share repurchases.

For the fourth quarter of fiscal 2019:

•	Net sales are expected to be in the range of $717 million to $732 million based on opening approximately 6 new stores and assuming a 2% to 3% increase in comparable sales.

•	Net income is expected to be in the range of $110.7 million to $115.2 million.

•	Diluted income per common share is expected to be in the range of $1.97 to $2.05 on approximately 56.1 million diluted weighted average shares outstanding.

For the full year of fiscal 2019:

•	Net sales are expected to be in the range of $1.877 billion to $1.892 billion based on opening 150 new stores and assuming an approximate 2.5% increase in comparable sales.

•	Net income is expected to be in the range of $175.4 million to $179.9 million.

•	Diluted income per common share is expected to be in the range of $3.11 to $3.19 on approximately 56.3 million diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for today, December 4, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10136712. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks related to our product pricing strategy, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced at $5 or below, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has 900 stores in 36 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and cash equivalents	$77,496	$251,748	$103,262
Short-term investment securities	54,072	85,412	85,029
Inventories	419,340	243,636	339,898
Prepaid income taxes	16,396	1,337	11,443
Prepaid expenses and other current assets	58,666	60,124	59,500
Total current assets	625,970	642,257	599,132
Property and equipment, net	400,129	301,297	245,631
Operating lease assets	794,350	—	—
Deferred income taxes	2,283	6,126	3,243
Other assets	11,019	2,584	1,730
	$1,833,751	$952,264	$849,736

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	188,061	103,692	155,986
Income taxes payable	831	20,626	281
Accrued salaries and wages	11,773	24,586	11,139
Other accrued expenses	91,304	104,201	72,019
Operating lease liabilities	105,834	—	—
Total current liabilities	397,803	253,105	239,425
Deferred rent and other	1,250	84,065	85,240
Long-term operating lease liabilities	789,307	—	—
Total liabilities	1,188,360	337,170	324,665
Shareholders’ equity:
Common stock	556	557	557
Additional paid-in capital	318,318	352,702	351,941
Retained earnings	326,517	261,835	172,573
Total shareholders’ equity	645,391	615,094	525,071
	$1,833,751	$952,264	$849,736

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$377,438	$312,823	$1,159,600	$956,879
Cost of goods sold	258,756	210,733	774,762	635,799
Gross profit	118,682	102,090	384,838	321,080
Selling, general and administrative expenses	105,997	86,542	311,655	250,404
Operating income	12,685	15,548	73,183	70,676
Interest income and other, net	753	1,058	3,952	3,120
Income before income taxes	13,438	16,606	77,135	73,796
Income tax expense	3,249	3,090	12,453	13,413
Net income	$10,189	$13,516	$64,682	$60,383
Basic income per common share	$0.18	$0.24	$1.16	$1.08
Diluted income per common share	$0.18	$0.24	$1.15	$1.07
Weighted average shares outstanding:
Basic shares	55,672,796	55,742,854	55,855,526	55,731,098
Diluted shares	56,019,736	56,228,305	56,208,718	56,185,305

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Operating activities:
Net income	$64,682	$60,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,894	30,267
Share-based compensation expense	9,446	9,297
Deferred income tax expense	3,843	3,433
Other non-cash expenses	75	43
Changes in operating assets and liabilities:
Inventories	(175,704)	(152,861)
Prepaid income taxes	(15,059)	(9,179)
Prepaid expenses and other assets	326	(14,175)
Accounts payable	78,372	79,036
Income taxes payable	(19,795)	(24,994)
Accrued salaries and wages	(12,813)	(11,767)
Deferred rent	(92,382)	12,785
Operating leases	102,042	—
Other accrued expenses	18,928	19,351
Net cash provided by operating activities	1,855	1,619
Investing activities:
Purchases of investment securities and other investments	(103,055)	(91,375)
Sales, maturities, and redemptions of investment securities	127,093	166,006
Capital expenditures	(156,350)	(82,027)
Net cash used in investing activities	(132,312)	(7,396)
Financing activities:
Net proceeds from issuance of common stock	195	168
Repurchase and retirement of common stock	(36,885)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	3,186	4,019
Common shares withheld for taxes	(10,291)	(7,817)
Net cash used in financing activities	(43,795)	(3,630)
Net decrease in cash and cash equivalents	(174,252)	(9,407)
Cash and cash equivalents at beginning of period	251,748	112,669
Cash and cash equivalents at end of period	$77,496	$103,262